Exhibit 10.1

Corporate Headquarters

Intel Corporation

2200 Mission College Blvd

Santa Clara, CA, 95054-1549

(408) 765-8080

January 5, 2022

Dear David:

Congratulations! On behalf of Intel Corporation (“Intel” or the “Company”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer, reporting to me, and also have you serve as principal accounting officer. The role will be based in Santa Clara, California. Your start date will be January 17, 2022 (“Effective Date”).

Base Salary. Your starting annual base salary will be $800,000 less applicable taxes, deductions, and withholdings.

Annual Performance Bonus (APB): You will be eligible for an Annual Performance Bonus (“APB”). Your APB Payout Goal is $1,320,000. Payouts under the APB are subject to eligibility and other program conditions, as well as the company’s performance to its financial and operational goals. Payouts are not guaranteed and will be prorated based on the Effective Date.

Quarterly Profit Bonus. You are eligible for quarterly bonuses under the Quarterly Profit Bonus (“QPB”) program. These bonuses are determined based on Intel’s quarterly profitability, subject to the terms of the QPB plan. QPBs are paid out in the month following the close of each calendar quarter. Based on historical payouts, we anticipate this will pay you approximately $18,600 per quarter ($74,400 annually). Your first quarterly bonus will be prorated to reflect the actual dates of participation for any portion of the quarter that you are employed with Intel. Subject to local law, to earn and receive a QPB, you must be employed on the Intel payroll before the cutoff date for each three-month bonus period and have received eligible earnings before the cutoff date.

Target Cash Compensation. Your target annual cash compensation is $2,194,400; this is composed of your base salary, target APB payout, and estimated QPB payout. Your base salary and APB Payout Goal will be reviewed annually as part of our performance review process.

Annual Equity Grant. As an employee of Intel, we would like you to share in the success of Intel Corporation through the Company’s stock benefit program. Therefore, the target value for your 2022 long-term incentive equity award will be approximately $8,250,000, which will be comprised of approximately 50% PSUs and 50% RSUs. The exact number of PSUs and RSUs will be determined on the Grant Date (as defined below), based on the average daily (on days where trading occurred) market value of Intel stock over 30 calendar days leading up to and including that date. The RSUs will vest over a three-year period: 1/12 of the RSUs vesting per quarter beginning on the three-month anniversary of the Grant Date and continuing for three years such that the grant is fully vested on the three-year anniversary of Grant Date. The PSUs and RSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for each award, and grant agreement linked to your Notice of Grant.

New Hire “Make-Whole” Compensation. You will be provided the following as your make-whole compensation:

Equity Awards. You will be granted the following equity compensation awards on January 31, 2022 (“Grant Date”), provided you are employed with Intel on this date:

Performance Stock Units: You will be granted an award of Intel performance stock units (“PSUs”) based on the 2022 PSU program approved by the Compensation Committee, with a target value of approximately $5,000,000, and with the target number of shares determined on the Grant Date based on the average daily (on days where trading occurred) market value of Intel stock over 30 calendar days leading up to and including that date.

Restricted Stock Units. You will be granted an award of Intel restricted stock units (“RSUs”) with a target value of approximately $12,000,000, with the number of shares determined on the Grant Date based on the average daily (on days where trading occurred) market value of Intel stock over 30 calendar days leading up to and including that date. The RSUs will vest annually over a three-year period.

The PSUs and RSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for each award, and grant agreement linked to your Notice of Grant.

Cash Bonus. You will receive a sign on bonus of $2,000,000, less applicable taxes, deductions, and withholdings, which will be payable to you within 30 days following the Effective Date. Notwithstanding the foregoing, in the event that you voluntarily resign your employment for any reason or Intel terminates your employment for Cause (as defined below), in each case, within two (2) years following the payment date of the bonus, you will repay, on the date of your employment termination, the gross amount of the bonus paid to you on a pro-rated basis based on the number of days remaining in such two year period as of the date your employment terminates, by writing a check to Intel for such amount or otherwise entering into a repayment arrangement satisfactory to Intel. In addition, subject to applicable law, Intel may recover the cash payment that is required to be repaid by (1) reducing the amount that would otherwise be payable to you under any compensatory plan, program or arrangement maintained by Intel, (2) reducing any severance benefits that would otherwise be payable or provided to you under any plan, program, or arrangement maintained or entered into by Intel (including under any employment or severance agreement), or (3) by any combination of the foregoing.

For purposes of this letter, “Cause” means (1) commission of an act of material fraud or dishonesty against Intel; (2) intentional refusal or willful failure to carry out the reasonable and lawful instructions of the Chief Executive Officer, Intel’s Board of Directors, or any of their designee(s) (other than any such failure resulting from your disability); (3) conviction of, guilty plea, or “no contest” plea to a felony or to a misdemeanor involving moral turpitude; (4) gross misconduct in connection with the performance of your duties; (5) improper disclosure of confidential information or material violation of Intel’s Code of Conduct or other Intel policy or employment guidelines; (6) breach or any misrepresentation under, any intellectual property, invention assignment, confidentiality, or proprietary information agreement to which Intel is a party; (7) failure to reasonably cooperate with Intel in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your position with Intel; or (8) breach of duty of loyalty to Intel. Prior to termination for Cause, Intel shall provide 30 days prior written notice to you of the grounds for Cause and give you an opportunity within those 30 days to cure the alleged breach. The parties recognize that given the egregious nature of the conduct defined as Cause, a cure may not be possible. No act or failure to act on your part shall be considered “willful” unless it was done, or omitted to be done, in bad faith and without reasonable belief that your act or omission was in the best interests of Intel. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by Intel’s Board of Directors or the direction of Intel’s Chief Executive Officer with respect to such act or omission, or based upon the advice of legal counsel for Intel, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Intel and, in any event, will not be considered an event which may give rise to Cause. Notwithstanding the foregoing, you and Intel expressly agree that Intel does not expect, and will not require, you to engage in any activities that would violate your existing obligations to any prior employer, including to maintain the confidentiality of such employer’s proprietary business information. If you refuse or fail to carry out any instruction by the Chief Executive Officer or Intel’s Board of Directors because of such existing obligations, your refusal or failure will not constitute Cause for termination.

Comprehensive Benefits. Intel provides a very competitive benefits package for its eligible employees. You will be eligible for our medical, dental, vision, short-term and long-term disability, and life insurance programs. In addition, we offer an Employee Stock Purchase Plan, 401(k) Plan, and deferred compensation plan.

You will be eligible for about 4 weeks of vacation and 10 company holidays each year, as well as our fully-paid sabbaticals. Each of these benefits is subject to the terms and conditions of the benefit program and plans, including waiting periods for some. Learn more about these and other outstanding benefits at https://www.intel.com/content/www/us/en/jobs/benefits.html.

Relocation Assistance. To assist you and your family with relocation to the Bay Area, we will provide you with a customized relocation package. Packages are based on your individual needs and Intel relocation guidelines. A Relocation Consultant will reach out to you soon to discuss the best package options for you.

Outside Activities During Employment. During your employment, you shall devote your full business efforts and time to Intel. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities, as long as they do not materially interfere with your job. Any outside activities, including serving on a Board of Directors, must be in compliance with Intel’s Code of Conduct and subject to applicable approvals and policies.

Company Policies/Protection of Intellectual Property. Your employment is contingent on your signing an Employment Agreement, which outlines your obligations as an employee, including among others your obligation to protect Intel’s intellectual property (as well as confidential information of your prior employers and other third parties). You will be expected to abide by the Company’s policies and procedures, including without limitation Intel’s Employment Guidelines and Code of Conduct.

At-Will Employment. Your employment with Intel is “at will,” which means that both Intel and you have the right to end your employment at any time, with or without advance notice, and with or without cause. The at-will nature of your employment may not be modified or amended except by written agreement signed by Intel’s Chief People officer and you.

Position of Trust Background Check/Work Eligibility. Because of the importance of your position, this offer is contingent upon the successful completion of a Position of Trust background check and successful reference check. You represent that all information provided to Intel or its agents with regard to your background is true and correct. As a further condition of employment, you are required by law to provide appropriate documentation of your legal right to work in the United States.

Vaccine Requirement and Proof. Intel requires all new U.S. employees to be fully vaccinated for Covid-19 as a condition of hire unless they have an approved medical or religious accommodation in place under applicable law. This policy applies regardless of whether you work at an Intel site or remotely. Newly hired employees will be required to provide proof of vaccination prior to their start date and as a condition of employment at Intel. If you do not provide proof of vaccine prior to your start date and do not have an approved accommodation, this offer can be rescinded.

Counterparts. This offer letter may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Entire Agreement. This offer letter including the referenced documents forms the entire agreement between you and Intel and replaces all prior communications on matters related to employment at Intel.

[Signature Page Follows]

Sincerely,

/s/ Pat Gelsinger
Pat Gelsinger
Chief Executive Officer

Accepted and Agreed:

/s/ David A. Zinsner	1/6/22
David A. Zinsner	Date